WORLD DIAGNOSTICS, INC.
                            16250 NW 59TH AVE BLDG. B
                                 MIAMI, FL 33014

                             CONFIDENTIAL MEMORANDUM



November 28, 2001

Mr. Ram Vairavan
President/CEO
Caldon Biotech, Inc.
2270-K Camino Vida Roble
Carlsbad, CA 92009

Dear Ram:

This letter will serve to confirm a general understanding between World Diagnostics, Inc. ("WDI" or "the Company") and Caldon Biotech, Inc. ("Caldon") with respect to the establishment of joint venture and an exclusive manufacturing supply agreement, except for parties and conditions as may be enumerated in a definitive agreement. The joint venture and exclusive manufacturing agreement, as broadly enumerated below, shall be embodied in a definitive agreement, (the "Agreement"), between the parties no later than 30 days from the date hereof. The Agreement shall also provide for WDI to have the exclusive option or acquire Caldon within one year from the date of the signing of the Agreement, on terms to be agreed upon within the definitive agreement.

Assuming we can accomplish these matters promptly, and a definitive agreement can be reached within 30 days, we would envision beginning operations of the joint venture and exclusive manufacturing supply agreement in January, with each of the parties promptly undertaking the actions necessary to fulfill their respective responsibilities. Until such time as the acquisition of Caldon was to be completed, Caldon and WDI, would operate independently. In the interim, WDI and Caldon will each be responsible for their own general corporate and financial matters, and will collaborate with each other concerning technology development and production requirements. In that respect, WDI will source certain products exclusively from Caldon, above all other suppliers, providing Caldon can design, manufacture and deliver such products to WDI on the terms and conditions agreed upon in the Agreement.

The following generally describes the products to be included within the joint venture and exclusive manufacturing supply agreement, and the general terms and conditions to be embodied within the definitive agreement:

     1.   Clinical Chemistry Reagents

     2.   Rapid Tests

     3.   Elisa Tests

In the instance of Clinical Chemistry Reagents, Caldon will provide WDI with the lowest cost of production as defined in the schedule defining production costs. Caldon will not sell these products to any other party, other than their current customers or potential customers with whom they are presently negotiating, so long as they are not in conflict with WDI customers, without the sole permission of WDI. Caldon will make its books and records readily available to WDI at all times to disclose the bills of materials. WDI will provide Caldon with specifications concerning the products to be supplied. Caldon will agree to supply such products at agreed upon prices and delivery terms. Caldon agrees to pay a penalty to WDI if it fails to meet such delivery terms.

Caldon shall not utilize any intermediaries in the production of products manufactured and supplied to WDI, unless otherwise agreed to in advance by WDI. Caldon will assure that all regulatory and compliance matters are fulfilled without liability or adverse affect to WDI, so that no business interruption of deficiency in WDI operations or customer service shall be impaired. WDI will provide a secondary guaranty for any equipment leased by Caldon for the sole purpose of manufacturing and supplying WDI with products, and will maintain such lease payments in the event of default by Caldon. Any default by Caldon to deliver products to WDI as defined in the Agreement, shall trigger certain penalties as defined in the Agreement. WDI will provide Caldon with a list and schedule of the products it desires to have mad under the Agreement. A schedule of such products to be manufactured and the delivery dates will be attached as an exhibit to the Agreement (it is anticipated that Clinical Chemistry Reagents will be the first priority, Rapid Tests, second and Elisa Tests third). Caldon will provide WDI with copies of all licenses required to manufacture and ship such products and the suppliers of material to Caldon used in its manufacturing. Caldon will provide WDI with a forecast of production, packaging materials required by WDI and shipping dates.

Acquisition of Caldon by WDI

The concept underling the acquisition and/or merger would be to facilitate a means for Caldon to obtain a capitalized value for its business, and for WDI to make available stock and/or cash to be paid for Caldon, (based upon a formula to be agreed upon). The advantage will be for Caldon to receive growth through WDI sales and marketing, and financial support to grow its operations, thereby enabling it to receive greater value from an earn-out payment in stock and/or cash than it might otherwise achieve without such a combination. Consequently, WDI will achieve improved ease and efficiency in managing its supply side, enabling it to focus primarily on marketing. The intent of the parties herein is to initially establish an integration of manufacturing needs by WDI and scale of production for Caldon that would facilitate a basis upon which Caldon would be acquired by WDI, so as to build combined operations that would have a strong base of revenues, profits and cash flow, and provide both Caldon's shareholders with a capitalized value for the business through ownership of shares in a publicly traded company.

Accordingly, the purpose of this letter is to clarify our mutual intent to initially affect the joint venture and exclusive manufacturing supply agreement, and subsequently define the terms under which Caldon would be acquired by WDI. In order to do this, both parties agree to maintain confidentiality concerning non-public information shared between the parties, as described in the mutual non-disclosure agreement signed June 13, 2001, and we agree that, upon signing this letter of intent, neither party shall enter into any material agreement concerning the sale of its assets or business during the period between now and when we complete the Agreement, without the expressed written permission of the other party from the date of signing this letter, which shall not be more than 30 days from the date hereof, unless mutually agreed upon by the parties. Moreover, both parties agree that time is of the essence and that they shall cooperate in providing information necessary to negotiate the Agreement 30 days, and that until such time when the Agreement is executed between the parties, each party shall be responsible for their own expenses, and no party shall make any press release, or other dissemination of information concerning the acquisition, without permission by the other party.

Upon consummation of the acquisition of Caldon by WDI, Ram Vairavan will be elected to the board of directors of WDI, and shall receive an employment agreement for a period of three years, or until such time as the agreed upon payments for the acquisition of Caldon by WDI has been made in full.

This agreement does not create a binding obligation on either party to consummate the Agreement, which is subject to, among other things, our complete satisfaction of a due diligence review and negotiation and execution of definitive documents which contain all the terms and conditions of the final transaction.

Should the foregoing correctly set forth our mutual intent to enter into a joint venture and exclusive manufacturing and supply agreement between WDI and Caldon on the general terms and conditions as described above, please confirm by signing and returning an executed copy of this letter.

Sincerely,

/s/ Ken Peters

Ken Peters
President and CEO
World Diagnostics, Inc.


Agreed to this 28 day of November, 2001



By /s/ Ram Vairavan
   ---------------------
       Ram Vairavan, President/CEO
       Caldon Biotech, Inc.